Exhibit 99.3

ENTERPRISE OFFSHORE BUSINESS

The Enterprise Offshore Business serves some of the most active drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. The Enterprise Offshore Business includes approximately 2,350 miles of offshore natural gas and crude oil pipelines and six offshore hub platforms.

Offshore Natural Gas and Crude Oil Pipelines

The offshore Gulf of Mexico pipelines provide for the gathering and transportation of natural gas or crude oil from offshore production fields to interconnecting offshore or onshore pipelines or processing facilities. The results of operations from these pipelines are primarily dependent upon the volume of natural gas or crude oil transported and the level of fees charged to shippers. Transportation fees are based either on contractual arrangements or, as in the case of the High Island Offshore System (“HIOS”), tariffs regulated by the FERC. In general, contractual arrangements for offshore pipeline transportation services tend to be long-term in nature and involve life-of-reserve commitments.

The following table presents selected information regarding the offshore natural gas pipelines at December 31, 2014:

Description of Asset	Ownership Interest	Pipeline Length (Miles)	Approximate Net Capacity (MMcf/d)(1)
Offshore natural gas pipelines:
Independence Trail	100.0%	135	1,000
Viosca Knoll Gathering System	100.0%	107	600
High Island Offshore System	100.0%	287	500
Matagorda Gathering System	100.0%	127	500
Falcon Natural Gas Pipeline	100.0%	14	400
Anaconda Gathering System	100.0%	183	300
Green Canyon Laterals	Various (2)	34	213
Manta Ray Offshore Gathering System	25.7% (3)	237	205
Nautilus System	25.7% (3)	101	154

Total		1,225

(1)	Amounts presented are net to the ownership interest of entities owned by the Enterprise Offshore Business in the associated asset.
(2)	The Enterprise Offshore Business proportionately consolidates its undivided interests, which range from 2.7% to 33.3%, in 28 miles of the Green Canyon Lateral pipelines. The remainder of the laterals are wholly owned.
(3)	The Enterprise Offshore Business’s ownership interests in the Manta Ray Offshore Gathering System and the Nautilus System are held indirectly through its equity method investment in Neptune Pipeline Company, L.L.C.

On a weighted-average basis, overall utilization rates for the offshore natural gas pipelines were approximately 12.9%, 14.6% and 12.9% during the years ended December 31, 2014, 2013 and 2012, respectively.

The following information describes each of the principal offshore natural gas pipelines. The Enterprise Offshore Business operates the Independence Trail pipeline, Viosca Knoll Gathering System, High Island Offshore System, Falcon Natural Gas Pipeline, Anaconda Gathering System and certain components of the Green Canyon Laterals. Third parties operate the remainder of the offshore natural gas pipelines.

•	The Independence Trail pipeline transports natural gas from the Independence Hub platform and a pipeline interconnect downstream of the Independence Hub platform to the Tennessee Gas Pipeline at a pipeline interconnect on the West Delta 68 pipeline junction platform. Natural gas transported on the Independence Trail pipeline originates from production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico.

•	The Viosca Knoll Gathering System gathers natural gas from producing fields located in the Main Pass, Mississippi Canyon and Viosca Knoll areas of the Gulf of Mexico for delivery to several major interstate pipelines, including the High Point Gas Transmission, Transco, Dauphin Island Gathering System, Tennessee Gas Pipeline and Destin Pipelines.

•	The HIOS transports natural gas from producing fields located in the Galveston, Garden Banks, West Cameron, High Island and East Breaks areas of the Gulf of Mexico to interconnects with the TC Offshore system and Kinetica Energy Express. HIOS includes 201 miles of pipeline and eight pipeline junction and service platforms that are regulated by the FERC. In addition, this system includes the 86-mile East Breaks Gathering System, which connects HIOS to the Hoover-Diana deepwater platform located in Alaminos Canyon Block 25.

•	The Matagorda Gathering System gathers natural gas from producing fields in the Matagorda Island area of the Gulf of Mexico for delivery to interconnecting onshore pipelines located in Matagorda and Calhoun counties in Texas. This system includes two pipeline junction platforms.

•	The Falcon Natural Gas Pipeline transports natural gas processed at the Falcon Nest platform to a connection with the Central Texas Gathering System located at the Brazos Addition Block 133 platform.

•	The Anaconda Gathering System gathers natural gas from producing fields located in the Green Canyon area of the Gulf of Mexico for delivery to the Nautilus System.

•	The Green Canyon Laterals represent a collection of small diameter pipelines that gather natural gas for delivery to HIOS and various other downstream pipelines.

•	The Manta Ray Offshore Gathering System gathers natural gas from producing fields located in the Green Canyon, Southern Green Canyon, Ship Shoal, South Timbalier and Ewing Bank areas of the Gulf of Mexico for delivery to numerous downstream pipelines, including the Nautilus System. This system includes three pipeline junction platforms.

•	The Nautilus System connects the Anaconda Gathering System and Manta Ray Offshore Gathering System to the Neptune natural gas processing plant located in south Louisiana.

The following table presents selected information regarding the Enterprise Offshore Business’s offshore crude oil pipelines at December 31, 2014:

Description of Asset	Ownership Interest		Length (Miles)	Approximate Net Capacity (MBPD)(1)
Offshore crude oil pipelines:
Shenzi Oil Pipeline	100.0%		83	230
Poseidon Oil Pipeline System	36.0	% (2)	366	155
Cameron Highway Oil Pipeline	50.0	% (3)	374	150
Allegheny Oil Pipeline	100.0%		40	140
Marco Polo Oil Pipeline	100.0%		37	120
Constitution Oil Pipeline	100.0%		67	80
SEKCO Oil Pipeline	50.0	% (4)	145	58
Viosca Knoll Oil Pipeline	100.0%		6	5
Tarantula	100.0%		4	30

Total			1,122

(1)	Amounts presented are net to the ownership interest of entities owned by the Enterprise Offshore Business in the associated asset.
(2)	The Enterprise Offshore Business’s ownership interest in the Poseidon Oil Pipeline System is held indirectly through its equity method investment in Poseidon Oil Pipeline Company, L.L.C.
(3)	The Enterprise Offshore Business’s ownership interest in the Cameron Highway Oil Pipeline is held indirectly through its equity method investment in Cameron Highway Oil Pipeline Company.
(4)	The Enterprise Offshore Business’s ownership interest in the SEKCO Oil Pipeline is held indirectly through its equity method investment in Southeast Keathley Canyon Pipeline Company, L.L.C.

On a weighted-average basis, overall utilization rates for the Enterprise Offshore Business’s offshore crude oil pipelines were approximately 35.9%, 31.3% and 30.6% during the years ended December 31, 2014, 2013 and 2012, respectively.

The following information describes each of the principal offshore crude oil pipelines, all of which the Enterprise Offshore Business operates.

•	The Shenzi Oil Pipeline gathers crude oil production from the Shenzi production field located in the Green Canyon area of the Gulf of Mexico for delivery to both the Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The Poseidon Oil Pipeline System transports crude oil production from the outer continental shelf and deepwater areas of the Gulf of Mexico offshore Louisiana to onshore facilities in south Louisiana. This system includes one pipeline junction platform.

•	The Cameron Highway Oil Pipeline transports crude oil production from deepwater areas of the Gulf of Mexico, primarily the Green Canyon area, for delivery to refineries and terminals in southeast Texas. This system includes two pipeline junction platforms.

•	The Allegheny Oil Pipeline connects the Allegheny and South Timbalier 316 platforms in the Green Canyon area of the Gulf of Mexico with the Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The Marco Polo Oil Pipeline transports crude oil from our Marco Polo oil platform to an interconnect with the Allegheny Oil Pipeline in Green Canyon Block 164.

•	The Constitution Oil Pipeline gathers crude oil from the Constitution, Caesar Tonga and Ticonderoga production fields located in the Green Canyon area of the Gulf of Mexico for delivery to either the Cameron Highway Oil Pipeline or Poseidon Oil Pipeline System.

•	The SEKCO Oil Pipeline connects the third party-owned Lucius-truss spar floating production platform to an existing junction platform at South Marsh Island 205, which is part of our Poseidon Oil Pipeline System. The SEKCO Oil Pipeline was completed and started earning firm capacity reservation fees in July 2014. Crude oil shipments commenced in January 2015 when the Lucius oil and gas field started operations.

Offshore Hub Platforms

Offshore hub platforms are important components of the Enterprise Offshore Business’s pipeline operations in the Gulf of Mexico. These platforms are typically used to interconnect the offshore pipeline network; provide an efficient means to perform pipeline maintenance; locate compression, separation and production handling equipment and similar assets; and conduct drilling operations during the initial development phase of an oil and natural gas property.

The results of operations from offshore platform services are primarily dependent upon the level of commodity charges and/or demand-type fees billable to customers. Revenue from commodity charges is based on a fee per unit of volume delivered to the platform (typically per MMcf of natural gas or per barrel of crude oil) multiplied by the total volume of each product delivered. Demand-type fees are similar to firm capacity reservation agreements for a pipeline in that they are charged to a customer regardless of the volume the customer actually delivers to the platform. Contracts for platform services often include both demand-type fees and commodity charges, but demand-type fees generally expire after a contractually fixed period of time and in some instances may be subject to cancellation by customers.

The following table presents selected information regarding the Enterprise Offshore Business’s offshore hub platforms at December 31, 2014:

Description of Asset	Ownership Interest		Water Depth (Feet)	Approximate Net Capacity(1)
				Natural Gas (MMcf/d)	Crude Oil (MBPD)
Offshore hub platforms:
Independence Hub	80.0	% (2)	8,000	800	N/A
Marco Polo	50.0	% (3)	4,300	150	60
Viosca Knoll 817	100.0%		671	145	5
Garden Banks 72	50.0	% (4)	518	113	18
East Cameron 373	100.0%		441	195	3
Falcon Nest	100.0%		389	400	3

(1)	Amounts presented are net to the ownership interest.
(2)	The Enterprise Offshore Business owns an 80% consolidated interest in the Independence Hub platform through its majority owned subsidiary, Independence Hub, LLC.
(3)	The Enterprise Offshore Business’s ownership interest in the Marco Polo platform is held indirectly through its equity method investment in Deepwater Gateway, L.L.C.
(4)	The Enterprise Offshore Business proportionately consolidates its undivided interest in the Garden Banks 72 platform.

In addition to the offshore hub platforms, the Enterprise Offshore Business also owns or indirectly owns, through its equity method investees, 17 pipeline junction and service platforms (14 of which it operates). Unlike hub platforms, pipeline junction and service platforms do not have processing capacity.

With respect to natural gas processing capacity, the overall utilization rates (on a weighted-average basis) of the offshore hub platforms were approximately 8.1%, 11.2% and 16.2% during the years ended December 31, 2014, 2013 and 2012, respectively. With respect to crude oil processing capacity, the overall utilization rates (on a weighted-average basis) of the offshore platforms were approximately 16.9%, 17.5% and 18.9% during the years ended December 31, 2014, 2013 and 2012, respectively.

The following information describes each of the Enterprise Offshore Business’s principal Gulf of Mexico offshore hub platforms. The Enterprise Offshore Business operates these platforms with the exception of the Independence Hub and Marco Polo platforms.

•	The Independence Hub platform is located in Mississippi Canyon Block 920. This platform processes natural gas gathered from deepwater production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico.

•	The Marco Polo platform, which is located in Green Canyon Block 608, processes crude oil and natural gas from production fields located in the South Green Canyon area of the Gulf of Mexico.

•	The Viosca Knoll 817 platform primarily serves as a base for gathering deepwater production in the Viosca Knoll area, including the Ram Powell development.

•	The Garden Banks 72 platform serves as a base for gathering deepwater production from the Garden Banks area of the Gulf of Mexico. This platform also serves as a junction platform for the Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The East Cameron 373 platform processes production from the Garden Banks and East Cameron areas of the Gulf of Mexico.

•	The Falcon Nest platform, which is located in the Mustang Island East area of the Gulf of Mexico, processes natural gas from the Falcon field.

Seasonality

The Enterprise Offshore Business operations exhibit little to no effects of seasonality; however, they may be affected by weather events such as hurricanes and tropical storms in the Gulf of Mexico, which generally arise during the summer and fall months.

Competition

Within their respective market areas, the offshore pipelines compete with other offshore pipelines primarily on the basis of fees charged, available throughput capacity, connections to downstream markets and proximity and access to existing reserves.

ENTERPRISE OFFSHORE BUSINESS SELECTED FINANCIAL DATA

The selected historical financial data for the Enterprise Offshore Business were derived from the Enterprise Offshore Business’ historical financial statements and the related notes included elsewhere in this prospectus supplement. The selected historical financial data do not purport to project the Enterprise Offshore Business’ results of operations or financial position for any future period or as of any date and are not necessarily indicative of financial results to be achieved in future periods. You should read the selected financial data below together with “Enterprise Offshore Business Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Enterprise Offshore Business’ historical consolidated financial statements and related notes included elsewhere in this prospectus supplement.

The historical consolidated financial data as of December 31, 2014 and 2013 and for the fiscal years ended December 31, 2014, 2013 and 2012 have been audited. The historical consolidated financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 are unaudited. The Enterprise Offshore Business believes that all material adjustments that consist only of normal recurring adjustments necessary for the fair presentation of its interim results have been included. Results of operations for any interim period are not necessarily indicative of the results of operations for the Enterprise Offshore Business’ entire fiscal year.

	Three months ended March 31,		Year ended December 31,
($ in millions)	2015	2014	2014	2013	2012
Income Statement Data:
Revenues	$41.1	$44.4	$184.4	$187.9	$228.3
Costs and expenses	41.7	41.1	180.1	178.7	185.9
Equity in income of unconsolidated affiliates	19.1	11.1	55.2	29.8	26.8
Net income attributable to Enterprise Offshore Business	18.8	14.4	59.9	37.9	64.5
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$53.0	$39.0	$175.7	$149.5	$173.9
Investing activities	2.2	(2.8)	13.6	(46.0)	(72.0)
Financing activities	(54.5)	(36.3)	(189.1)	(105.4)	(102.4)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$2.7		$2.0	$1.8
Total assets	1,765.9		1,796.0	1,920.3
Total liabilities	122.0		117.0	114.2
Total Equity	1,643.9		1,679.0	1,806.1

ENTERPRISE OFFSHORE BUSINESS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview of Business

The Enterprise Offshore Business serves some of the most active drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. The Enterprise Offshore Business includes approximately 2,350 miles of offshore natural gas and crude oil pipelines and six offshore hub platforms.

Outlook for 2015

The Enterprise Offshore Business expects that transportation volumes on its offshore crude oil pipelines will continue to increase in the near term as significant deepwater prospects begin production. For example, the SEKCO Oil Pipeline, which serves the Lucius field located in the southern Keathley Canyon area of the deepwater central Gulf of Mexico, commenced operations during the first quarter of 2015. Conversely, the Enterprise Offshore Business expects that throughput volumes on its offshore Gulf of Mexico natural gas pipelines will continue to decline in 2015 due to producers focusing more of their near-term resources to exploit offshore crude oil developments and onshore NGL-rich natural gas and crude oil producing areas; however, increases in natural gas production associated with oil production are expected to temper the overall decline in Gulf of Mexico natural gas production. Development of hydrocarbon reserves in the Gulf of Mexico is capital intensive and projects typically have long lead times. At this time, the Enterprise Offshore Business is uncertain what, if any, effect the current environment of lower hydrocarbon prices will have on producers’ intermediate plans to explore and develop reserves in the Gulf of Mexico.

Three Months Ended March 31, 2015 compared to Three Months Ended March 31, 2014

Results of Operations

The following table summarizes the key components of our results of operations for the three months indicated (dollars in millions):

	For the Three months Ended March 31,
	2015	2014
Revenues	$41.1	$44.4
Costs and expenses:
Operating expenses	17.0	17.6
Depreciation, amortization and accretion expense	23.4	21.9
Gain on disposal of fixed assets	—	(0.3)
General and administrative costs	1.3	1.9

Total costs and expenses	41.7	41.1

Equity in income of unconsolidated affiliates	19.1	11.1

Operating income and net income	18.5	14.4
Net income attributable to noncontrolling interests	0.3	—

Net income attributable to owners	$18.8	$14.4

Management of the Enterprise Offshore Business evaluates the performance of the Enterprise Offshore Business based on the non-GAAP financial measure of gross operating margin. For additional information regarding use of this non-GAAP financial measure, please read “—Use of Non-GAAP Financial Measure.” The following table presents gross operating margin and selected volumetric data for the periods indicated (dollars in millions, volumes as noted):

	Three Months Ended March 31,
	2015	2014
Gross operating margin	$44.1	$38.7
Selected volumetric data:
Natural gas transportation volumes (BBtus/d)	619	569
Crude oil transportation volumes (MBPD)	340	335

Comparison of 2015 with 2014

Gross operating margin for the first quarter of 2015 increased $5.4 million when compared to the first quarter of 2014. Gross operating margin for the first quarter of 2015 includes $8.1 million of equity earnings from the Enterprise Offshore Business’ investment in the SEKCO Oil Pipeline, which started earning firm capacity reservation fees in the third quarter of 2014. Aggregate gross operating margin from the Independence Hub platform and Independence Trail pipeline decreased $2.8 million quarter-to-quarter primarily due to lower platform processing and pipeline transportation volumes during the first quarter of 2015.

Years Ended December 31, 2014, December 31, 2013, and December 31, 2012

Results of Operations

The following table summarizes the key components of Enterprise’s Offshore Business results of operations for the years indicated (dollars in millions):

	For the Year Ended December 31,
	2014	2013	2012
Revenues	$184.4	$187.9	$228.3
Costs and expenses:
Operating expenses	84.0	76.0	83.0
Depreciation, amortization and accretion expense	88.4	84.7	90.7
(Gain) loss on disposal of fixed assets	(4.9)	(2.7)	0.5
Asset impairment charges	5.1	13.2	4.0
General and administrative costs	7.5	7.5	7.7

Total costs and expenses	180.1	178.7	185.9

Equity in income of unconsolidated affiliates	55.2	29.8	26.8

Operating income and net income	59.5	39.0	69.2
Net loss (income) attributable to noncontrolling interests	0.4	(1.1)	(4.7)

Net income attributable to owners	$59.9	$37.9	$64.5

The following table presents gross operating margin and selected volumetric data for the years indicated (dollars in millions, volumes as noted):

	For the Year Ended December 31,
	2014	2013	2012
Gross operating margin	$159.5	$144.7	$174.0
Selected volumetric data: (1)
Natural gas transportation volumes (BBtus/d)	627	678	853
Crude oil transportation volumes (MBPD)	330	307	300

Year Ended December 31, 2014 compared with Year Ended December 31, 2013

Gross operating margin for 2014 increased $14.8 million when compared to 2013. Gross operating margin for 2014 includes $15.5 million of equity earnings from the Enterprise Offshore Business’ investment in the SEKCO Oil Pipeline, which started earning firm capacity reservation fees in the third quarter of 2014. Equity earnings from the investment in the Cameron Highway Oil Pipeline increased $5.1 million year-to-year primarily due to a 21 MBPD increase (net to our interest) in crude oil transportation volumes. Equity earnings from the investment in Neptune Pipeline Company, L.L.C. (“Neptune”) increased $4.2 million year-to-year primarily due to its 2013 results including a $4.8 million non-cash impairment charge. Lastly, in the aggregate, gross operating margin from the Independence Hub platform and Independence Trail pipeline decreased $15.8 million year-to-year primarily due to lower platform processing and pipeline throughput volumes during 2014. Natural gas processing volumes on the Independence Hub platform decreased 70 MMcf/d year-to-year (net to our interest) and natural gas transportation volumes on the Independence Trail pipeline decreased 81 BBtus/d year-to-year.

Due to the high cost of third party windstorm insurance coverage for the offshore Gulf of Mexico assets, the Enterprise Offshore Business has self-insured these operations since June 2012.

Year Ended December 31, 2013 compared with Year Ended December 31, 2012

Gross operating margin for 2013 decreased $29.3 million when compared to 2012. In the aggregate, gross operating margin from the Independence Hub platform and Independence Trail pipeline decreased $24.7 million year-to-year primarily due to the expiration of contractual platform demand fees during the first quarter of 2012, which accounted for $9.7 million of the decrease, and lower platform processing and pipeline throughput volumes during 2013, which accounted for $16.0 million of the decrease. Natural gas processing volumes on the Independence Hub platform decreased 88 MMcf/d year-to-year (71 MMcf/d net to our interest) and natural gas transportation volumes on the Independence Trail pipeline decreased 73 BBtus/d year-to-year. Gross operating margin from the High Island Offshore System (“HIOS”) decreased $3.4 million year-to-year primarily due to a 37 BBtus/d decrease in natural gas transportation volumes. Equity earnings from our investment in Neptune include a $4.8 million non-cash impairment charge recorded in 2013.

Collectively, gross operating margin from the Shenzi and Constitution Oil Pipelines decreased $7.4 million year-to-year. These pipelines experienced a combined 13 MBPD decrease in throughput volumes primarily due to production declines. Equity earnings from the investment in the Cameron Highway Oil Pipeline increased $7.8 million year-to-year primarily due to a 22 MBPD increase (net to the Enterprise Offshore Business’ interest) in crude oil transportation volumes.

Due to the high cost of third party windstorm insurance coverage for the offshore Gulf of Mexico assets, the Enterprise Offshore Business has self-insured these operations since June 2012. As a result, insurance expense in 2013 decreased $6.5 million when compared to 2012.

Use of Non-GAAP Financial Measure

Management of the Enterprise Offshore Business evaluates the performance of the Enterprise Offshore Business based on the non-GAAP financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of the Enterprise Offshore Business’ operations and forms the basis of the Enterprise Offshore Business’ internal financial reporting. Management of the Enterprise Offshore Business believes that investors benefit from having access to the same financial measures that management uses in evaluating results. The GAAP financial measure most directly comparable to total segment gross operating margin is net income.

The following table presents a reconciliation of non-GAAP total gross operating margin to GAAP net income for the periods indicated (dollars in millions):

	For the Three Months Ended March 31,		For the Year Ended March 31,
	2015	2014	2014	2013	2012
Gross Operating Margin	$44.1	$38.7	$159.5	$144.7	$174.0
Depreciation, Amortization and Accretion	(23.4)	(21.9)	(88.4)	(84.7)	(90.7)
General and Administrative Expense	(1.3)	(1.9)	(7.5)	(7.5)	(7.7)
Other, net	(0.9)	(0.5)	(4.1)	(13.5)	(6.4)

Net Income	$18.5	$14.4	$59.5	$39.0	$69.2